FOR IMMEDIATE RELEASE: July 25, 2006

FOR FURTHER INFORMATION CONTACT:
Cynthia A. Mahl
Senior Vice President and Chief Financial Officer
(330) 764-3131

WESTERN RESERVE BANCORP, INC. (WRBO)
Announces Earnings for the Six Months and Quarter Ended June 30, 2006

Medina, Ohio—July 25, 2006—Western Reserve Bancorp, Inc. (OTC Pink Sheets: WRBO), the parent holding company of Western Reserve Bank, with locations in Medina and Brecksville, Ohio, today announced that for the six months ended June 30, 2006, it had earned net income of $587,000, or $1.24 per diluted share, an increase of 23.0% over the $477,000, or $1.01 per diluted share in the same period of 2005.

Net interest income was $2,754,000 year-to-date in 2006, up $416,000 or 17.8% from $2,338,000 in the same period in the prior year. The Company’s net interest margin was 4.39% year-to-date in 2006, compared to 4.11% in the same period of 2005.

For the quarter ended June 30, 2006, Western Reserve had net income of $247,000, or $0.52 per diluted share, as compared with net income of $302,000, or $0.64 per diluted share for the same quarter in the prior year. For the second quarter, net interest income was $1,404,000, up 15.0% from the $1,222,000 in the second quarter of 2005. The net interest margin was 4.38% in the second quarter of 2006, compared to 4.20% in the second quarter of 2005

Quarterly comparisons are impacted by the reversal in the second quarter of 2005 of a $150,000 specific loan loss provision that had originally been recorded in a prior year. The after-tax impact of the reversal on the Company’s 2005 results was a benefit of $99,000, or $0.21 per diluted share.

Total assets increased to $135,789,000 at June 30, 2006, compared with $127,784,000 at December 31, 2005. This represents an increase of $8,005,000, or 6.3%. Loans increased $1,767,000, or 1.6% in the first six months of 2006, to $112,957,000. During the same period, deposits increased $7,451,000, or 6.6%, to $119,738,000. Shareholders’ equity was $12,177,000, compared with $11,598,000 at year-end 2005. The Company’s book value per share at June 30 was $26.61, up from $25.36 at December 31.

Western Reserve Bank is a state-chartered commercial bank that was founded in 1998 by community leaders in Medina, Ohio, who saw the need for a locally-based community bank. Western Reserve Bancorp, Inc.’s stock is held by approximately 525 shareholders of record.

Certain statements contained in this release that are not historical facts are forward looking statements subject to certain risks and uncertainties. The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

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